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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _________________________ FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2007

BIG CAT ENERGY CORPORATION (Exact name of registrant as specified in its charter)

NEVADA	000-49870	61-1500382
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

201 W. Lakeway Suite 1000 Gillette, Wyoming 82718 (Address of principal executive offices and Zip Code) (307) 685-3122 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

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ITEM 3.02     UNREGISTERED SALES OF EQUITY SECURITIES.

a.	On October 2, 2007 the company completed a private place for 500,000 shares of the company's restricted common stock at $1.00 per share to an accredited investor. The proceeds from the placement will be used for operating capital.

ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

b.	Effective September 30, 2007, Robert Goodale resigned as principal accounting officer, principal financial officer, treasurer and secretary of Big Cat Energy Corporation. Mr. Goodale also resigned as the secretary and chief financial officer of Big Cat Energy's subsidiary, Sterling Oil and Gas Company, effective September 30, 2007. Mr. Goodale, who has been with the Company since 2006, will be pursuing opportunities outside the Oil and Gas industry. His resignation was not as a result of any disagreement with the company.

c.	Effective October 1, 2007, Big Cat Energy announced Richard G. Stifel will join the company as the principal accounting officer, principal financial officer, secretary and treasurer. Mr.

Stifel will also become the chief financial officer and secretary of Big Cat Energy's subsidiary, Sterling Oil and Gas Company. Mr. Stifel previously served as the President of RGS Resources LLC, a Denver based provider of interim CFO/Controller and Sarbanes Oxley services to startup and mid sized companies, from February 2007 to September 2007 and June 2001 to December 2004. Mr. Stifel also served as the Market Leader for Denver and Phoenix and as a consultant for The Siegfried Group LLP, a Delaware based provider of professional financial services to Fortune 1000 companies, from December 2004 to February 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 4th day of October, 2007.

BIG CAT ENERGY CORPORATION

BY:   RICHARD G. STIFEL
         Richard G. Stifel, Principal Accounting Officer,
         Principal Financial Officer, Secretary and
         Treasurer.